EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Toro Company:

We consent to incorporation by reference in the Registration Statements (Nos. 333-03505, 33-03509, 333-44879, 333-36166, 333-47260, 333-57198, 333-89262, 333-89260, 333-119504, and 333-119506) on Form S-8 of The Toro Company of our report dated December 6, 2004, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of earnings, cash flows, and changes in stockholders’ equity and related financial statement schedule for each of the years in the three year period ended October 31, 2004, which report is included in the annual report on Form 10-K of The Toro Company.

     As discussed in Note 1 to the consolidated financial statements, the company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on November 1, 2001.

/s/ KPMG LLP

Minneapolis, Minnesota
December 22, 2004